Exhibit 10.2

AMENDMENT #3 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT #3 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of August 29, 2012, between Orthofix Inc. (the “Company”) and Michael Finegan (the “Executive”).

WHEREAS, the Executive and the Company have previously entered into an Amended and Restated Employment Agreement entered into as of July 1, 2009, as amended by Amendment #1 thereto dated as of August 4, 2009 and Amendment #2 thereto dated as of October 1, 2011 (collectively, the “Agreement”); and

WHEREAS, the parties desire to enter into this Amendment to amend and revise the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.             Section 5.1(c) of the Agreement is amended and restated in its entirety as follows:

“except for the Excepted Grants (as defined below), all stock options, stock appreciation rights or similar stock-based rights granted to the Executive shall vest in full and be immediately exercisable and any risk of forfeiture included in restricted or other stock grants previously made to the Executive (except for the Excepted Grants) shall immediately lapse.  For any stock options granted on or prior to June 29, 2009, if the Executive’s employment is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5 during or after the Term, the Executive shall have until the earlier of (i) five (5) years from the date of termination, or (ii) the latest date that each such stock option would otherwise expire by its original terms had the Executive’s employment not terminated to exercise such outstanding stock options.  Except with respect to the Excepted Grants, for any stock options or stock appreciation rights granted after June 29, 2009, if the Executive’s employment is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5 during or after the Term, the Executive shall have until the earlier of (i) two (2) years from the date of termination, or (ii) the latest date that each such stock option or stock appreciation right would otherwise expire by its original terms had the Executive’s employment not terminated to exercise such vested and outstanding stock options or stock appreciation rights. The vesting and extension of the exercise periods set forth in this Section 5.1(c) with respect to grants other than the Excepted Grants shall occur notwithstanding any provision in any Plans or related grant documents which provides for a lesser vesting or shorter period for exercise upon termination by the Company without Cause (which for this purpose shall include a termination by the Executive for Good Reason), notwithstanding anything to the contrary in any Plans or grant documents; provided, however, and for the avoidance of doubt, nothing in this Agreement shall be construed as or imply that this Agreement does or can grant greater rights than are allowed under the terms and conditions of the Plans; provided, further, and for the avoidance of doubt, the first sentence of this Section 5.1(c) shall not apply to a termination of employment after the Term.  For the avoidance of doubt, none of the rights set forth in this Section 5.1(c) shall apply with respect to the Excepted Grants.  For purposes of this Agreement, “Excepted Grants” shall mean (i) that certain grant of stock options to purchase 23,000 shares of common stock of Parent made to the Executive as of June 25, 2012 and (ii) that certain grant of 15,000 restricted shares of common stock of Parent made to the Executive as of July 31, 2012.”

2.             Except as otherwise provided herein, the Agreement shall remain in full force and effect in accordance with its original terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first set forth above.

ORTHOFIX INC.

By:	/s/ Robert S. Vaters
Name: Robert S. Vaters
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Michael Finegan
Michael Finegan

Agreed and Acknowledged:

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Robert S. Vaters
Name:	Robert S. Vaters
Title:	President and Chief Executive Officer